EXHIBIT 99.1



First National Lincoln Corporation Declares Dividend


DAMARISCOTTA, Maine -- (BUSINESS WIRE) -- December 16, 2004 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), today declared a quarterly dividend of 12.0 cents per share. This fourth-quarter dividend, which is payable January 28, 2005, to shareholders of record as of January 7, 2005, represents an increase of 20.0% or 2.0 cents per share over the fourth-quarter dividend declared in 2003 of 10.0 cents per share, after adjusting for the 2004 three-for-one stock split.

"With this increase of 0.5 cents per share over this year's third-quarter dividend of 11.5 cents per share, the Company has now raised its dividend for 37 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "This translates into an annual dividend of 48.0 cents per share, and based on today's closing price of $17.96 per share, our dividend yield is 2.67%.

"I am pleased that we have continued the trend of increasing our dividend each quarter," President Daigneault went on, "even though we split our shares three-for-one in the second quarter of this year. As we reported at the end of the third quarter, our operating results continue to be very strong in 2004, and sharing our profits in the form of cash dividends continues to be seen by our Board of Directors as important to our Shareholders. For these reasons, I continue to view First National Lincoln Corporation as an extremely attractive investment alternative."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First National Bank of Damariscotta and Pemaquid Advisors. The First is an independent community bank serving Mid-Coast Maine with seven offices in Lincoln and Knox Counties that provide consumer and commercial banking products and services. Pemaquid Advisors provides investment advisory and trust services from offices in Damariscotta, Boothbay Harbor and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Treasurer & Chief Financial Officer, at 207.563.3272.